Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION

Contact:	John Sullivan
Executive Vice President, Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Rich Tauberman (rtauberman@mww.com)
(201) 507-9500

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER RESULTS

Albany, NY, November 10, 2004 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today reported total sales of $270.0 million for its third quarter ended October 30, 2004, compared to $268.5 million for the corresponding period last year.  Comparable store sales decreased 2%.  For the quarter, the net loss was $4.6 million or $0.14 per share compared to a net loss of $5.9 million or $0.16 per share for the comparable period in 2003.  Included in the net loss was an extraordinary gain of $0.6 million or $0.01 per share related to the Wherehouse acquisition in October of 2003.  In the third quarter last year, the extraordinary gain related to the Wherehouse acquisition was $2.2 million or $0.06 per share.

“While games performed very well reflecting the improvements we have made to product selection and merchandising, sales in our music and video categories were slightly below expectations.  Overall, we were able to deliver better bottom line performance year over year through improved gross margins,” commented Robert J. Higgins, Trans World’s Chairman and Chief Executive Officer.  “In October, we took a major step in our digital strategy with the launch of the F.Y.E. Download Zone, a digital music service that will link the online and in-store experience and that is also featured in the new Microsoft Windows Media Player 10.  We continue to focus our efforts on merchandising and marketing to deliver a strong fourth quarter.”

In the third quarter, gross profit as a percentage of sales increased to 37.0% of sales compared to 35.9% in the third quarter of 2003.  Selling, general and administrative expenses (SG&A) increased to 37.4% of sales compared to 37.1% of sales in the third quarter last year.

Sales for the thirty-nine week period ended October 30, 2004 were $851.7 million, compared to $788.7 million for the same period last year.  Comparable store sales for the period increased 0.8% over last year.  Net income for the thirty-nine week period was $7.2 million, or $0.20 per share compared to a net loss of $13.9 million or $0.37 per share last year.  Net income for the thirty-nine week period of 2004 includes an income tax benefit of $10.5 million or $0.28 per diluted share, the result of closing a federal income tax examination and an extraordinary gain of $3.2 million or $0.09 per share related to the Wherehouse acquisition.  In the thirty-nine week period last year, the extraordinary gain related to the Wherehouse acquisition was $2.2 million or $0.06 per share.

Mr. Higgins concluded, “Based on our expectations of improved new releases for the holiday season, we are maintaining our 2004 earnings per share projections of $0.93 to $0.98 per share before the extraordinary gain.  The earnings per share projections including the extraordinary gain related to the Wherehouse acquisition will be in the range of $1.02 to $1.07 per share.”

Trans World Entertainment is a leading specialty retailer of music and video products.  The Company operates approximately 850 retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.wherehouse.com, www.coconuts.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin  and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

-   table to follow –

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	Oct 30, 2004	% to Sales	Nov 1, 2003	% to Sales	Oct 30, 2004	% to Sales	Nov 1, 2003	% to Sales

Sales	$270.0		$268.5		$851.7		$788.7

Cost of sales	170.0	63.0%	172.2	64.1%	535.4	62.9%	498.2	63.2%
Gross profit	100.0	37.0%	96.3	35.9%	316.3	37.1%	290.5	36.8%

Selling, general and administrative expenses	100.9	37.4%	99.7	37.1%	302.5	35.5%	290.7	36.9%

Depreciation and amortization	8.0	2.9%	9.5	3.6%	24.9	2.9%	29.1	3.7%
Loss from operations	(8.9)	-3.3%	(12.9)	-4.8%	(11.1)	-1.3%	(29.3)	-3.8%

Interest expense	0.6	0.2%	0.5	0.2%	1.3	0.2%	1.1	0.1%

Loss before income taxes and extraordinary gain	(9.5)	-3.5%	(13.4)	-5.0%	(12.4)	-1.5%	(30.4)	-3.9%

Income tax benefit	(4.3)	-1.6%	(5.3)	-2.0%	(16.4)	-1.9%	(14.3)	-1.9%

Income (loss) before extraordinary gain	$(5.2)	-1.9%	$(8.1)	-3.0%	$4.0	0.4%	$(16.1)	-2.0%

Extraordinary gain - unallocated negative goodwill, net of income taxes	$0.6	0.2%	$2.2	0.8%	$3.2	0.4%	$2.2	0.3%

NET INCOME (LOSS)	$(4.6)	-1.7%	$(5.9)	-2.2%	$7.2	0.8%	$(13.9)	-1.7%

Basic income (loss) per common share:
Income (loss) before extraordinary gain	$(0.15)		$(0.22)		$0.11		$(0.43)

Extraordinary gain - unallocated negative goodwill, net of income taxes	$0.01		$0.06		$0.09		$0.06

Basic income (loss) per share	$(0.14)		$(0.16)		$0.20		$(0.37)

Weighted average number of common shares outstanding - basic	33.8		36.6		35.0		37.8
Diluted income (loss) per common share:
Income (loss) before extraordinary gain	$(0.15)		$(0.22)		$0.11		$(0.43)

Extraordinary gain - unallocated negative goodwill, net of income taxes	$0.01		$0.06		$0.09		$0.06

Diluted income (loss) per share	$(0.14)		$(0.16)		$0.20		$(0.37)

Weighted average number of common shares outstanding -diluted	33.8		36.6		36.7		37.8

SELECTED BALANCE SHEET CAPTIONS:

(in millions, except store data)

Cash and cash equivalents	$18.7	$20.5

Merchandise inventory	459.2	509.4
Fixed assets (net)	121.1	135.5
Accounts payable	224.8	277.3
Long-term debt and capital lease obligations, less current portion	12.3	7.6

Stores in operation at the end of the period	852	950